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            [DORNBUSH MENSCH MANDELSTAM & SCHAEFFER, LLP LETTERHEAD]


                                   February 6, 1996





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Cantel Industries, Inc.
               Registration Statement on Form S-4
               Registration No. 33-64727
               -----------------------------------

Gentlemen:

          We have been requested by Cantel Industries, Inc., a Delaware corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of (i) 997,158 shares of the Company's Common Stock, par value $.10 per share (the "Common Shares"), which are to be issued by the Company in connection with the proposed merger (the "Merger") of Cantel Acquisition Corp., a wholly-owned subsidiary of the Company ("Newco") with and into MediVators, Inc., a Minnesota corporation ("MediVators"), (ii) 225,990 Common Shares that will be reserved for issuance upon exercise of stock options outstanding at the effective time of the Merger under the MediVators 1993 Director Stock Option Plan and 1991 Stock Option and Compensation Plan and individually granted non-plan options and warrants (collectively, the "MediVators Convertible Securities"), and (iii) such indeterminate number of Common Shares as may be issuable pursuant to the anti-dilution provisions governing the MediVators Convertible Securities (the "Anti-dilution Shares").

     In connection with this opinion, we have examined the Registration Statement, the Certificate of Incorporation and By-laws of the Company, each as amended to date, copies of the records of corporate proceedings of the Company, the Agreement and Plan of Merger dated as of November 14, 1995 by and among the Company, Newco and MediVators (the "Merger Agreement") and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

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Securities and Exchange Commission
February 6, 1996
Page 2


          Based upon and subject to the foregoing, we are of the opinion that
(a) the 997,158 Common Shares to be issued in the Merger, and (b) the 225,990 to be issued upon exercise of the MediVators Convertible Securities, when issued in accordance with the terms of the instruments governing the MediVators Convertible Securities, and (c) the Anti-dilution Shares, when issued in accordance with the terms of the instruments governing the MediVators Convertible Securities, in each case when issued in accordance with the terms of the Merger Agreement, will be validly authorized, legally issued, fully paid and non-assessable.

          We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

                                   Very truly yours,



                                   DORNBUSH MENSCH MANDELSTAM &
                                     SCHAEFFER LLP